Media Relations Department 77 Beale Street San Francisco, CA 94105 415/973-5930	Exhibit 99.2 NEWS

FOR IMMEDIATE RELEASE
September 10, 2010

CONTACT:  PG&E Media Relations - (415) 973-5930

PG&E CONTINUES RESPONSE EFFORTS AT SCENE OF SAN BRUNO FIRE

SAN BRUNO, Calif. – Pacific Gas and Electric Company (PG&E) crews worked through the night and continue to work this morning with emergency officials at the scene of yesterday’s explosion and fire in San Bruno.
“On behalf of our 20,000 men and women, our thoughts and prayers go out to those who have been affected by yesterday’s terrible tragedy,” said PG&E President Chris Johns. “I also want to express our appreciation to the hundreds of first responders and emergency services personnel who were on scene and who are assisting those in need.”
PG&E crews are working to make the area safe, assess damage and restore service, where possible. PG&E’s emergency operations center has been activated, and additional crews are ready to assist.
The damaged section of the 30-inch steel gas transmission pipeline has been isolated and gas flow has been stopped to the affected area.  Gas flow to the area gas distribution pipes has also been stopped.
As of 4 a.m., there were approximately 300 customers without gas service and about 700 customers who remained without electricity. Initially, PG&E cut electric service to 5,800 customers in the area for the safety of first responders.
PG&E crews will be walking the neighborhood with the Fire Department this morning to make sure it is safe to restore power, where possible. PG&E crews are also proactively surveying the gas transmission and distribution system to determine the extent of damage and ensure safety and begin restoration and repairs.
The National Transportation Safety Board (NTSB), the federal agency responsible for investigating natural gas pipeline incidents, is expected to be on site today. NTSB will lead a comprehensive investigation and will be the principal source of information about the investigation as it progresses.

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PG&E will cooperate fully with the NTSB and all other federal, state and local agencies in the effort to identify the cause of this accident. The company will take all necessary steps to resolve any PG&E-related issues identified through the investigation process, and will take all appropriate steps to assist those affected.
Meanwhile, the company is working with the Red Cross to provide emergency shelter for those in need. Anyone in need of assistance or shelter can contact the Red Cross at 1-888-443-5722 (888-4-HELP-BAY).
As part of its community outreach, PG&E will have staff on hand at the Red Cross evacuation centers to help people obtain needed help and services. The company is also coordinating an employee blood drive today to assist with the response to this incident.